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                                                                      EXHIBIT 13
                           FORM OF ADDITION TO THE
                      COMPANY'S 1988 STOCK BENEFIT PLAN


The following text is to be added to Section 9 of the Plan:

         At the sole discretion of the Committee, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of an option granted under the Plan or by a resolution adopted prior to the occurrence of an event described in clauses (x), (y) or (z) above, that upon such event, such option shall be assumed by the successor corporation, or a parent or subsidiary thereof, or shall be substituted for by a similar option, covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices. In the event that the Committee provides for such assumption or substitution of options, the assumed or substituted options shall continue to be subject to their original vesting schedules notwithstanding the provision for acceleration of vesting set forth above.